Exhibit 3.1
ARTICLES OF INCORPORATION
OF
VALUEVISION MEDIA, INC.
(Conformed Copy — Includes all amendments through June 1, 2008)
ARTICLE 1
NAME
     The name of the Corporation is ValueVision Media, Inc.
ARTICLE 2
REGISTERED OFFICE
     The address of the registered office of the Corporation is 6740 Shady Oak Road, Minneapolis, Minnesota 55344-3433.
ARTICLE 3
CAPITAL
A.	The Corporation is authorized to issue Fifty Million (50,000,000) shares of capital stock, having a par value of one cent ($.01) per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine in accordance with the laws of the State of Minnesota.

B.	In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation’s outstanding shares.

C.	The Board of Directors shall also have the authority to issue rights to convert any of the Corporation’s securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights, may be transferable or nontransferable and separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

D.	Any provisions herein to the contrary notwithstanding, except as otherwise provided by law, not more than twenty percent (20%) of the aggregate voting power of all shares outstanding entitled to vote on any matter shall be at any time voted by or for the account of aliens or their representatives, or by or for the account of a foreign government or representative thereof, or by or for the account of any corporation organized under the laws of foreign country.

The Board of Directors shall make such rule and regulations as it shall deem necessary or appropriate to enforce the provisions of this paragraph D.

E.	Except as otherwise provided by law, aliens, foreign governments, or corporations organized under the laws of a foreign country, or the representatives of such aliens, foreign governments, or corporations organized under the laws of a foreign country, shall not own, directly or through a third party who holds the stock for the account of such alien, foreign government, or corporation organized under the laws of a foreign country: (1) more than twenty percent (20%) of the number of shares of outstanding stock of the Corporation, or (2) shares representing more than twenty percent (20%) of the aggregate voting power of all outstanding shares of voting stock of the Corporation.

Shares of stock shall not be transferable on the books of the Corporation to aliens, foreign governments, or corporations organized under the laws of foreign countries, or to the representatives of, or persons holding for the account of, such aliens, foreign governments, or corporations organized under the laws of foreign countries, unless, after giving effect to such transfer, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and any representatives thereof, will not exceed twenty percent (20%) of the number of shares of outstanding stock of the Corporation, and the aggregate voting power of such shares will not exceed twenty percent (20%) of the aggregate voting power of all outstanding shares of voting stock of the Corporation.

If, notwithstanding the restriction on transfer set forth in this Article 3E, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, exceed twenty percent (20%) of the number of shares of outstanding stock of the Corporation, or if the aggregate voting power of such shares exceed twenty percent (20%) of the aggregate voting power of all outstanding shares of voting stock of the Corporation, the Corporation shall have the right to redeem shares of all classes of capital stock, at their then fair market value, on a pro rata basis, owned by or for the account of all aliens, foreign governments, and corporations organized under the laws of foreign countries, in order to reduce the number of shares and/or percentage of voting power held by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and their representatives to the maximum number or percentage allowed under these Articles of Incorporation or as otherwise required by applicable federal law.

The Board of Directors shall make such rules and regulations as it deems necessary or appropriate to enforce the foregoing provisions of this Article 3E.
ARTICLE 4
SHAREHOLDER RIGHTS
A.	No shareholder of the Corporation shall have any preemptive rights.

B.	No shareholder of the Corporation shall have any cumulative voting rights.
ARTICLE 5
WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS
     Any action required or permitted to be taken at a Board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.
ARTICLE 6
LIMITED LIABILITY OF DIRECTORS
     To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 6 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE 7
     No officer or director of the Corporation shall be an alien, or a representative of a foreign government.
     The term “alien” as used in these Articles of Incorporation shall have the meaning assigned to such term in the Communications Act of 1934, as amended.

CERTIFICATE OF DESIGNATION OF
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK
     Pursuant to Section 302A.401 of the Minnesota Business Corporation Act, ValueVision International, Inc., a Minnesota corporation (the “Corporation”), hereby certifies that the following resolutions were duly adopted by its Board of Directors on March 8, 1999 to set forth the powers, designations, preferences and relative, participating, optional or other rights of its Redeemable Convertible Preferred Stock:
     RESOLVED, that, pursuant to the authority granted to the Board of Directors in the Articles of Incorporation, there is hereby created, and the Corporation is hereby authorized to issue, a series of Preferred Stock (as defined in the Articles of Incorporation) having the following powers, designations, preferences and rights:
     I. Designation of Series and Number of Shares. This series of the Preferred Stock shall be designated the “Series A Redeemable Convertible Preferred Stock” (the “Convertible Preferred Stock”) and shall consist of 5,339,500 shares, par value $.01 per share. The stated value of the Convertible Preferred Stock shall be $8.288 per share (the “Stated Value”). The number of shares of Convertible Preferred Stock may be decreased from time to time, as such shares are converted or redeemed as provided herein, by a resolution of the Board of Directors filed with the Secretary of State of the State of Minnesota.
     II. Rank.
          (a) All shares of Convertible Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation’s now or hereafter issued Common Stock, par value $0.01 per share (“Common Stock”), and to all of the Corporation’s now existing or hereafter issued capital stock which by its terms ranks junior to the Convertible Preferred Stock both as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, when and if issued (the Common Stock and any such other capital stock being herein referred to as “Junior Stock”).
          (b) No payment on account of the purchase, redemption, retirement or other acquisition of shares of Junior Stock or any class or series of the Corporation’s capital stock which by its terms ranks junior to the Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (the Junior Stock and any such other class or series of the Corporation’s capital stock being herein referred to as “Junior Liquidation Stock”), shall be made directly or indirectly by the Corporation unless and until all the Convertible Preferred Stock shall have been converted into Common Stock or redeemed as provided for herein or otherwise reacquired by the Corporation.
     III. Dividends.
          (a) In the event that the Corporation declares and pays any dividend on the Common Stock while any shares of Convertible Preferred Stock are outstanding, dividends shall be paid on the outstanding shares of Convertible Preferred Stock on the same basis as if such Convertible Preferred Stock had been converted to Common Stock pursuant to Section VI hereof prior to the date fixed for determination of the holders of Common Stock entitled to such dividend. Holders of Convertible Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends provided for herein. Such dividends shall be payable to holders of record at the close of business on the date specified by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof) at the time such dividend is declared (the “Dividend Payment Date”)(with such record date and Dividend Payment Date being the same as the record date and dividend payment date, respectively, of the Common Stock), in preference to dividends on the Junior Stock and any other capital stock of the Corporation which by its terms ranks junior as to dividends to the Convertible Preferred Stock (the Junior Stock and any such other class or series of the Corporation’s capital stock being herein referred to as “Junior Dividend Stock”). All dividends paid with respect to shares of Convertible Preferred Stock pursuant to this Section III shall be paid pro rata to the holders entitled thereto.
          (b) No dividend or other distribution, other than dividends payable solely in shares of Junior Stock, shall be declared, paid or set apart for payment on shares of Junior Dividend Stock, unless and until all accrued and unpaid dividends on the Convertible Preferred Stock shall have been paid or declared and set apart for payment and, to the extent required by paragraph III(a), the related dividend is declared and paid on the Convertible Preferred Stock.
          (c) No dividends shall be declared, paid or set apart for payment on shares of any class or series of the Corporation’s capital stock whether now existing or hereafter issued which by its terms ranks, as to dividends, on a parity with the Convertible Preferred Stock (any such class or series of the Corporation’s capital stock being herein referred to as “Parity Dividend Stock”) for any period unless dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock. No dividends shall be paid on Parity Dividend Stock except on dates on which dividends are paid on the Convertible Preferred Stock. All dividends paid or declared and set apart for payment on the Convertible Preferred Stock and any Parity Dividend Stock shall be paid or declared and set apart for payment pro rata so that the amount of dividend paid or declared and set apart for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends on the Convertible Preferred Stock and the Parity Dividend Stock bear to each other.
     IV. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the then outstanding shares of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount in cash equal to the Stated Value for each share outstanding, plus an amount equal to the dividends accrued and unpaid, if any, on such shares on the date of final distribution to such holders without interest before any payment shall be made or any assets distributed to the holders of shares of Junior Liquidation Stock. The entire assets of the Corporation available for distribution to holders of Convertible Preferred Stock and any class or series of the Corporation’s capital stock which by its terms ranks on a parity with the Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such class or series of the Corporation’s capital stock being herein referred to as “Parity Liquidation Stock”) shall be distributed ratably among the holders of the Convertible Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts (including accrued and unpaid dividends, if any) to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of the Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation.
     V. Redemption.
          (a) Mandatory Redemption. On the tenth anniversary of the date of issuance of the Convertible Preferred Stock (the “Issue Date”), the Corporation shall redeem for cash, out of any source of funds legally available therefor, all of the outstanding shares of Convertible Preferred Stock, at a redemption price equal to 100% of the Stated Value per share, plus an amount in cash equal to all declared and unpaid dividends, if any, thereon outstanding to the redemption date.
          (b) Redemption Upon Change in Control. Upon the occurrence of a Change in Control, the Convertible Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part, at a redemption price per share equal to 100% of the Stated Value plus declared and unpaid dividends, if any, thereon outstanding to the redemption date. The Corporation shall redeem the number of shares specified in the holders’ notices of election to redeem pursuant to Section V(c)(ii) hereof on the date fixed for redemption. A “Change of Control” shall mean (i) the consummation by the Corporation of a merger, consolidation or other business combination in a transaction or series of transactions as a result of which the holders of the Common Stock immediately prior to such transaction or series of transactions will hold less than 50% of the voting power of all outstanding voting securities of the surviving entity, (ii) the consummation of a sale or other disposition in one or more transactions by the Corporation or its subsidiaries of all or substantially all of the Corporation’s consolidated assets other than among the Corporation and its subsidiaries, (iii) the acquisition by any person or entity, together with its affiliates (as defined in Rule 12b-2 under the Exchange Act of 1934, as amended (the “Exchange Act”)), or any other group (as defined in Section 13(d) of the Exchange Act), including through the formation of any such group or the affiliation of any such persons or entities other than any Restricted Party (as defined in the Shareholder Agreement) or an Affiliate thereof or any 13D Group (as defined in the Shareholder Agreement) of which any of them is a member, of beneficial ownership of a majority of the voting power of all the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors or (iv) Continuing Directors no longer constitute a majority of the Board of Directors of the Corporation. For purposes of this paragraph (b), “Continuing Directors” shall mean (i) each director who is a member of the Board of Directors of the Corporation on the date hereof and (ii) each other director whose initial nomination as a director was approved by a majority of the Continuing Directors as of the time of such nomination (including, without limitation, director designees of the Restricted Parties pursuant to the Shareholder Agreement).
          (c) Procedure for Mandatory Redemption. In the event that the Corporation shall redeem shares of Convertible Preferred Stock pursuant to Section V(a) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 30 days nor more than 90 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (A) the redemption date; (B) the number of shares of Convertible Preferred Stock to be redeemed; (C) the redemption price; (D) the place or places where certificates for such shares are to be surrendered for payment of the redemption price (which place shall be the principal place of business of the Corporation); and (E) that the holder’s right to convert such shares into shares of Common Stock shall terminate on the close of business on the tenth business day preceding such redemption date.
          (d) Procedure for Change in Control Redemption. (i) If a Change in Control should occur, then, in any one or more of such events the Corporation shall give written notice by first-class mail, postage prepaid, to each holder of Convertible Preferred Stock at its address as it appears in the records of the Corporation, which notice shall describe such Change in Control and shall state the date on which the Change in Control is expected to take place, and shall be mailed within 10 business days following the occurrence of the Change in Control. Such notice shall also set forth (in addition to the information required by the next succeeding paragraph): (A) each holder’s right to require the Corporation to redeem shares of Convertible Preferred Stock held by such holder as a result of such Change in Control; (B) the redemption price; (C) the optional redemption date (which date shall be no earlier than 30 days and no later than 90 days from the date of such Change in Control); (D) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price (which place shall be the principal place of business of the Corporation); and (E) that the holder’s right to convert such shares into shares of Common Stock shall terminate on the close of business on the tenth business day preceding such redemption date with respect to any shares of Convertible Preferred Stock with respect to which the holder thereof has exercised its right to require the Corporation to redeem pursuant to Section V(d). In the event a holder of shares of Convertible Preferred Stock shall elect to require the Corporation to redeem any or all of such shares of Convertible Preferred Stock, such holder shall deliver, within 20 days of the mailing to it of the Corporation’s notice described in this Section V(c)(ii), a written notice stating such holder’s election and specifying the number of shares to be redeemed pursuant to Section V(b) hereof.
               (ii) In the case of any redemption pursuant to Section V(b) hereof, the notice by the Corporation shall describe the Change in Control, including a description of the Surviving Person and, if applicable, the effect of the Change in Control on the Common Stock. The notice shall be accompanied by (A) the consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the most recent fiscal year of the Corporation for which such information is available and the related consolidated statements of operations and cash flows for such fiscal year, in each case setting forth the comparative figures for the preceding fiscal year, accompanied by an opinion of independent public accountants of nationally recognized standing selected by the Corporation as to the fair presentation in accordance with generally accepted accounting principles of such financial statements, and (B) a consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the most recent fiscal quarter of the Corporation for which such information is available and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Corporation’s fiscal year ended at the end of such fiscal quarter, in each case setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of the Corporation’s preceding fiscal year. For so long as the Corporation is subject to the periodic reporting requirements of the Exchange Act and makes timely filings thereunder, the delivery requirements of the preceding sentence shall be satisfied by the Corporation’s most current report, schedule, registration statement, definitive proxy statement or other document on file with the United States Securities and Exchange Commission.
          (e) Notice by the Corporation having been mailed as provided in Section V(c) hereof, or notice of election having been mailed by the holders as provided in Section V(d) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the

Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Convertible Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends, if any, from the Corporation and the right to convert such shares into shares of Common Stock, which shall continue until the close of business on the tenth business day preceding the date of redemption in accordance with Section VI hereof) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.
     VI. Conversion.
          (a) Conversion. Subject to adjustments as provided herein, each full share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time (including upon a Change of Control) from the Issue Date until the close of business on the tenth business day prior to any date fixed for redemption of such share as herein provided, into a number of fully paid and nonassessable shares of Common Stock equal to the Stated Value of each full share of the Convertible Preferred Stock to be converted divided by a conversion price (the “Conversion Price”), which initially shall be $8.288.
          (b) Conversion Procedures. (i) Any holder of shares of Convertible Preferred Stock desiring to convert any or all of such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Convertible Preferred Stock at the principal office of the Corporation, as transfer agent (in such capacity, the “Transfer Agent”) for the Convertible Preferred Stock which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects, as of the date of surrender of such Convertible Preferred Stock, to convert such shares of Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued. Any transfer taxes shall be paid in accordance with Section XI hereof.
               (ii) The Corporation shall, as soon as practicable after such surrender of certificates evidencing shares of Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of the Transfer Agent to the holder for whose account such shares of Convertible Preferred Stock were so surrendered, or to the nominee of such entity, certificates evidencing the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Such conversion shall be deemed to have been made as of the date of the surrender of certificates evidencing shares of Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained and the entity or entities entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date (the “Conversion Date”). The holder of record of any share of Convertible Preferred Stock on any record date for the holders entitled to receive any dividend or distribution in respect of the Convertible Preferred Stock will be entitled to receive such dividend or distribution on the date specified for payment thereof notwithstanding that such share of Convertible Preferred Stock may be converted prior to such payment’s date but after such record date.
          (c) Adjustment of Conversion Price. The Conversion Price at which a share of Convertible Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:
               (i) In case the Corporation shall, after the Issue Date, pay a dividend or make a distribution on its Common Stock or on any other class or series of capital stock of the Corporation which dividend or distribution includes or is convertible (without the payment of any consideration other than surrender of such convertible security) into Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for determination of the holders of Common Stock or capital stock entitled to such payment or distribution (the “Record Date”) shall be reduced by multiplying such Conversion Price by a fraction of which (A) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date and (B) the denominator shall be the sum of such number of shares and the total number of shares constituting or included in such dividend or other distribution (or in the case of a dividend consisting of securities convertible into Common Stock, the number of shares of Common Stock into which such securities are convertible), such reduction to become effective immediately after the opening of business on the day following the Record Date; provided, however, that if any such dividend or distribution is rescinded and not paid, then the Conversion Price shall, as of the date when it is determined that such dividend or distribution price will be rescinded, revert back to the Conversion Price in effect prior to the adjustment made pursuant to this paragraph.
               (ii) In case the Corporation shall issue or sell (a) Common Stock, (b) rights, warrants or options entitling the holders thereof to subscribe for or purchase shares of Common Stock or (c) any security convertible into Common Stock, in each case at a price, or having an exercise or conversion price, per share less than the then-current Market Price per share of Common Stock on (x) the date of such issuance or sale or (y) in the case of a dividend or distribution of such rights, warrants, options or convertible securities to the holders of Common Stock, the date fixed for determination of the holders of such Common Stock entitled to such dividend or distribution (the date specified in clause (x) or (y) being the “Relevant Date”) (excluding any issuance for which an appropriate and full adjustment has been made pursuant to the preceding subparagraph (i)), the Conversion Price shall be reduced by multiplying the then-current Conversion Price by a fraction of which (A) the numerator shall be the number of shares of Common Stock outstanding at the open of business on the Relevant Date plus the number of shares of Common Stock which the aggregate consideration received or receivable (I) for the total number of shares of Common Stock, rights, warrants or options or convertible securities so issued or sold, and (II) upon the exercise or conversion of all such rights, warrants, options or securities, would purchase at the then-current Market Price per share of Common Stock and (B) the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Relevant Date plus (without duplication) the number of shares of Common Stock subject to all such rights, warrants, options and convertible securities, such reduction of the Conversion Price to be effective at the opening of business on the day following the Relevant Date; provided, however, that if any such dividend or distribution is rescinded and not paid, then the Conversion Price shall, as of the date when it is determined that such dividend or distribution will be rescinded, revert back to the Conversion Price in effect prior to the adjustment made pursuant to this paragraph. The issuance of any shares of Common Stock or other rights, warrants, options or convertible securities pursuant to (a) any restricted stock or stock option plan or program of the Corporation involving the grant of options or rights solely to officers, directors, employees and/or consultants of the Corporation or its Subsidiaries at below the then-current Market Price per share of Common Stock (provided, that any such options or rights were initially granted with an exercise or conversion price of not less than 85% of the then-current Market Price per share of Common Stock), (b) any option, warrant, right, or convertible security outstanding as of the date hereof,(c) the terms of a firmly committed bona fide underwritten public offering, or (d) any merger, acquisition, consolidation, or similar transaction, shall not be deemed to constitute an issuance or sale to which this clause (ii) applies. Upon the expiration unexercised of any rights, warrants, options or rights to convert any convertible securities for which an adjustment has been made pursuant to this clause (ii), the adjustments shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such rights, warrants, options or rights to convertible securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.
               (iii) In case the Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion into shares of Common Stock shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of such events had such shares of Convertible Preferred Stock been surrendered for conversion immediately prior to such event. Such adjustment shall become effective at the close of business on the day upon which such subdivision or combination becomes effective.
               (iv) Subject to the last sentence of this subparagraph (iv), in case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any shares of Common Stock, rights, warrants, options or convertible securities for which an appropriate and full adjustment has been made pursuant to subparagraph (i) or (ii) above), the Conversion Price in effect on the day immediately preceding the date fixed for the payment of such distribution (the date fixed for payment being referred to as the “Reference Date”) shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the current Market Price per share of the Common Stock on the Reference Date less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be mailed to the holders of the Convertible Preferred Stock) on the Reference Date of the portion of the evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock, and the denominator shall be such current Market Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date; provided, however, that if such dividend or distribution is rescinded and not paid, then the Conversion Price shall, as of the date when it is determined that such dividend or distribution will be rescinded, revert back to the Conversion Price in effect prior to the adjustment made pursuant to this paragraph. If the Board of Directors determines the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider, to the extent possible, the prices in such market over the same period used in computing the current Market Price per share of Common Stock pursuant to this Section VI(c). Notwithstanding the foregoing, if the holders of a majority of the outstanding Convertible Preferred Stock shall dispute the fair market determination of the Board of Directors, an investment banking firm (an “Independent Expert”) mutually agreeable to the Corporation and such majority holders shall be selected to determine the fair market value of the Common Stock as of the Reference Date, and such Independent Expert’s determination shall be final, binding and conclusive. All costs and expenses of such Independent Expert shall be borne by the holders of the then outstanding Convertible Preferred Stock unless the determination of fair market value is more favorable to such holders by 5% or more, in which case, all such costs and expenses shall be borne by the Corporation. For purposes of this subparagraph (iv), any dividend or distribution that also includes shares of Common Stock or rights, warrants or options to subscribe for or purchase shares of Common Stock shall be deemed to be (1) a dividend or distribution of the evidences of indebtedness, cash, assets or shares of capital stock other than such shares of Common Stock or rights, warrants, options or convertible securities (making any Conversion Price reduction required by this subparagraph (iv)) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights, warrants, options or convertible securities (making any further Conversion Price reduction required by subparagraph (i) or (ii) of this Section VI(c)), except (A) the Reference Date of such dividend or distribution as defined in this subparagraph (iv) shall be substituted as “the date fixed for the determination of shareholders entitled to receive such dividend or other distribution” and the “Relevant Date” within the meaning of subparagraphs (i) and (ii) of this Section VI(c) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of subparagraph (i) of this Section VI(c)).
               (v) No adjustment in the Conversion Price shall be required if (A) the holders of the outstanding Convertible Preferred Stock receive the dividend or distribution otherwise giving rise to such adjustment or (B) such adjustment would require an increase or decrease of less than 1% in the Conversion Price; provided, however, that any adjustments which by reason of this subparagraph (v)(B) are not required to be made shall be carried forward and taken into account in any subsequent adjustment or in any conversion pursuant to this Section VI.
               (vi) Whenever the Conversion Price is adjusted as herein provided:
                    (1) the Corporation shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Chief Financial Officer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Convertible Preferred Stock; and
                    (2) as soon as reasonably practicable after the adjustment, the Corporation shall mail to all record holders of Convertible Preferred Stock at their last address as they shall appear upon the stock transfer books of the Corporation a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.
               (vii) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period, subject to any conditions that the Board of Directors may deem relevant, and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Convertible Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (c) or in the Conversion Price then in effect shall be required by reason of the taking of such record.
               (viii) Anything in this Section VI(c) to the contrary notwithstanding, in the event that a record date is established for a dividend or distribution that gives rise to an adjustment to the Conversion Price pursuant to this Section VI(c), if any share of Convertible Preferred Stock is converted into shares of Common Stock between such record date and the date such dividend or distribution is paid then (x) the number of shares of Common Stock issued at the time of such conversion will be determined by reference to the Conversion Price as in effect without taking into account the adjustment resulting from such dividend or distribution and (y) on the date that such dividend or distribution is actually paid there shall be issued in respect of such conversion such number of additional shares of Common Stock as is necessary to reflect the Conversion Price in effect after taking into account the adjustment resulting from the dividend or distribution.
          (d) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If more than one certificate evidencing shares of Convertible Preferred Stock shall be surrendered for conversion at such time by the holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the fraction of the then-current Market Price per share of Common Stock on the day of conversion or, if the day of conversion is not a Trading Day, on the next preceding Trading Day.
          (e) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Corporation shall be a party to any transaction pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property (including without limitation any capitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any share exchange), then lawful provisions shall be made as part of the terms of such transaction whereby the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such transaction. The Corporation or the entity formed by such consolidation or resulting from such merger or which acquires such shares or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituting document to establish such right. Adjustments for events subsequent to the effective date of such a consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be reasonably practicable to the adjustments provided for herein. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the holder of Convertible Preferred Stock shall thereafter continue to be applicable, and any such resulting or surviving corporation shall expressly assume the obligation to pay dividends and deliver, upon conversion, such shares of common stock, other securities, or cash as set forth herein. The above provisions shall similarly apply to successive transactions of the foregoing type.
          (f) Reservation of Shares, Etc. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to permit the conversion of all shares of Convertible Preferred Stock from time to time outstanding. Without limitation of the foregoing, the Corporation shall from time to time, in accordance with the laws of the State of Minnesota, in good faith and as expeditiously as practicable endeavor to cause the authorized number of shares of Common Stock to be increased if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Convertible Preferred Stock.
     If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on any national securities exchange, the Corporation will, prior to the issuance of shares of Common Stock upon conversion of the Convertible Preferred Stock, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, for so long as the Common Stock continues to be so listed.
          (g) Prior Notice of Certain Events. In case:
                    (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 5% of the then outstanding shares of Common Stock;
                    (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants;
                    (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale of all or substantially all of the assets of the Corporation or of any share exchange whereby the Common Stock is converted into other securities, cash or other property;
                    (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or
                    (v) of any other event which would require an adjustment to the Conversion Price under subparagraph VI(c); then the Corporation shall cause to be filed with the Transfer Agent for the Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least ten days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, or grant of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, repurchase, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation, winding up or other event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation, winding up or other event (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).
          (h) Definitions. The following definitions shall apply to terms used in this Section VI:
                    (i) “Closing Price” of any security on any day shall mean the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of such security in each case as reported in the consolidated transaction reporting system with respect to securities quoted on Nasdaq or, if the shares of such security are not quoted on Nasdaq, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such security are listed or admitted to trading or, if the shares of such security are not quoted on Nasdaq and not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if on any such day the shares of such security are not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors making a market in the shares of such security. Notwithstanding the foregoing, if the shares of such security are not publicly held or so listed, quoted or publicly traded, the “Closing Price” means the fair market value of a share of such security, as determined in good faith by the Board of Directors, provided, however, that if the holders of a majority of outstanding Convertible Preferred Stock shall dispute the fair market value as determined by the Board, such majority holders and the Corporation may retain an Independent Expert. The determination of fair market value by the Independent Expert shall be final, binding and conclusive. All costs and expenses of the Independent Expert shall be borne by the holders of the outstanding Convertible Preferred Stock unless the determination of fair market value is more favorable to such holders by 5% or more, in which case, all such costs and expenses shall be borne by the Corporation.
                    (ii) “Market Price” with respect to a share of Common Stock on any day means, except as set forth below in the case that the shares of Common Stock are not publicly held or listed, the average of the “quoted prices” of the Common Stock for 30 consecutive Trading Days commencing 45 Trading Days before the date in question; provided that if during such 30 consecutive Trading Day period (the “valuation period”), there shall occur a record date for determining holders of Common Stock entitled to receive a dividend or distribution on the Common Stock, the “Market Price” shall be reduced by subtracting the amount obtained by multiplying (a) the value of such dividend or distribution per share of Common Stock by (b) a fraction (i) the numerator of which shall be the number of Trading Days from the beginning of such valuation period to and including the record date for such dividend or distribution and (ii) the denominator of which shall be the number of Trading Days in such valuation period. The term “quoted prices” of the Common Stock shall mean the last reported sale price on that day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, regular way, on that day, in either case, as reported in the consolidated transaction reporting system with respect to securities quoted on Nasdaq or, if the shares of Common Stock are not quoted on Nasdaq, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not quoted on Nasdaq and not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if on any such day the shares of Common Stock are not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors making a market in the shares of Common Stock. Notwithstanding the foregoing, if the shares of Common Stock are not publicly held or so listed, quoted or publicly traded, the “Market Price” means the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors provided, however, that if the holders of a majority of outstanding Convertible Preferred Stock shall dispute the fair market value as determined by the Board, such majority holders and the Corporation may retain an Independent Expert. The determination of fair market value by the Independent Expert shall final, binding and conclusive. All costs and expenses of the Independent Expert shall be borne by the holders of the then outstanding Convertible Preferred Stock unless the determination of fair market value is more favorable to such holders by 5% or more, in which case, all such costs and expenses shall be borne by the Corporation.
                    (iii) “Nasdaq” shall mean the National Association of Securities Dealers Automatic Quotation System.
                    (iv) “Trading Day” shall mean a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.
     VII. Voting Rights. (a) General. Subject to Section XI(d) and except as set forth below or as otherwise from time to time required by law, the holders of shares of Convertible Preferred Stock shall vote as a class together with the holders of the Common Stock on all matters with respect to which the holders of Common Stock have the right to vote. In connection with any right to vote, each share of Convertible Preferred Stock shall be entitled to a number of votes which is equal to the whole number of shares of Common Stock that could be obtained upon conversion of one share of Convertible Preferred Stock at the Conversion Price applicable on the record date set with respect to such vote. Any shares of Convertible Preferred Stock owned, directly or indirectly, by any entity of which the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

          (b) Voting Rights for Directors.
                    (i) On the Issue Date, the number of directors constituting the Board of Directors shall, without further action, be increased to seven. For so long as the Restricted Parties (as defined in the Shareholders Agreement (as defined below)) own a majority of the outstanding shares of Convertible Preferred Stock and the Investor (as defined in the Shareholder Agreement) is entitled to designate at least one nominee (a “Designee”) for election to the Board of Directors of the Corporation pursuant to Section 2.1 of the Shareholder Agreement, subject to Section XI(d), the holders of the outstanding shares of Convertible Preferred Stock shall have the right, voting separately as a class and to the exclusion of the holders of all other classes of stock of the Corporation, to (A) initially elect two directors (who are reasonably acceptable to the Corporation) and (B) thereafter, as long as the Investor is entitled to designate at least one Designee for election to the Board of Directors pursuant to Section 2.1 of the Shareholder Agreement, elect that number of directors equal to the number of Designees that the Investor is entitled to so designate (with each Designee being reasonably acceptable to the Corporation if such Designee has not previously been a member of the Board of Directors). For as long as the holders of Convertible Preferred Stock voting separately as a class are entitled to elect one or more directors pursuant to this Section VII(b)(i), holders of the outstanding Convertible Preferred Stock shall not be entitled to vote in the election of any other directors of the Corporation.
                    (ii) The right to elect directors as described in Section VII(b)(i) hereof may be exercised initially either at a special meeting of the holders of Convertible Preferred Stock, called as hereinafter provided in Section VII(b)(iii) hereof, at any annual meeting of shareholders held for the purpose of electing directors, or by the written consent of the holders of Convertible Preferred Stock without a meeting pursuant to Section 302A.441 of the Minnesota Business Corporation Act and thereafter at such annual meeting (or by written consent in lieu thereof). For so long as the Restricted Parties own a majority of the outstanding shares of Convertible Preferred Stock and the Investor is entitled to designate at least one Designee for election to the Board of Directors of the Corporation pursuant to Section 2.1 of the Shareholder Agreement and subject to Section XI(d) hereof, such voting right shall continue until such time as all outstanding shares of Convertible Preferred Stock shall have been redeemed or otherwise retired. If the Restricted Parties own less than a majority of the outstanding shares of Convertible Preferred Stock or if the Investor is no longer entitled to designate at least one Designee for election to the Board of Directors pursuant to Section 2.1 of the Shareholder Agreement, the holders of the Convertible Preferred Stock shall, in any election of directors, vote as a single class together with the holders of the Common Stock for the election of directors and each share of Convertible Preferred Stock will be entitled to the number of votes determined pursuant to Section VII(a).
                    (iii) The Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the outstanding shares of Convertible Preferred Stock (addressed to the Secretary of the Corporation at the principal office of the Corporation) shall, call a special meeting of the holders of Convertible Preferred Stock for the election (and, if applicable, removal) of the directors to be elected by them as herein provided. Such call shall be made by notice to each holder by first-class mail, postage prepaid at its address as it appears in the records of the Corporation, and such notice shall be mailed at least 10 days but no more than 20 days before the date of the special meeting, or as required by law. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of shareholders at the place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within 15 days after receipt of such written request by the Secretary of the Corporation, then the holders of record of at least 10% of the shares of Convertible Preferred Stock then outstanding may call such meeting at the expense of the Corporation, and such meeting may be called by such holders upon the notice required for special meetings of shareholders and shall be held at the place designated in such notice. Any holder of Convertible Preferred Stock that would be entitled to vote at any such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of holders of Convertible Preferred Stock to be called pursuant to the provisions of this Section VII(b)(iii).
                    (iv) At any meeting held for the purpose of electing directors at which the holders of Convertible Preferred Stock shall have the right to elect directors as a class as provided in this Section VII(b), the presence in person or by proxy of the holders of a majority of the then outstanding shares of Convertible Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of Convertible Preferred Stock shall not prevent the election of directors other than the directors to be elected by the holders of Convertible Preferred Stock as a class, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of Convertible Preferred Stock, and (y) in the absence of a quorum of the holders of Convertible Preferred Stock, a majority of the holders of Convertible Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors which such holders are entitled to elect as a class, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.
                    (v) Except as provided in Section XI(d) hereof and this paragraph (v), the term of office of any director elected by the holders of Convertible Preferred Stock pursuant to Section VII(b)(i) hereof shall terminate upon the expiration of his term and the election of his successor. Directors elected by the holders of Convertible Preferred Stock pursuant to Section VII(b) may be removed with or without cause by the holders of a majority of the outstanding shares of Convertible Preferred Stock and shall not otherwise be subject to removal other than upon election of their successor or the Convertible Preferred Stock voting separately as a class no longer being entitled to elect directors as provided herein.
                    (vi) For so long as the holders of Convertible Preferred Stock are entitled, voting separately as a class, to elect at least one member of the Board of Directors and the Restricted Parties own a majority of the outstanding Convertible Preferred Stock, in case of a vacancy occurring in the office of any director so elected pursuant to Section VII(b)(i) hereof, the holders of a majority of the Convertible Preferred Stock then outstanding may, at a special meeting of the holders or by written consent as provided above, elect a successor to hold office for the unexpired term of such director.
                    (vii) Unless otherwise agreed to by the holders of a majority of the outstanding shares of Convertible Preferred Stock, for so long as the holders of Convertible Preferred Stock are entitled, voting separately as a class, to elect at least one member of the Board of Directors and the Restricted Parties own a majority of the outstanding Convertible Preferred Stock, (A) the number of directors constituting the Board of Directors shall remain at seven, (B) each of the Audit Committee and the Compensation Committee of the Board of Directors shall contain at least one director elected by the holders of Convertible Preferred Stock and (C) with respect to each other committee of the Board of Directors, the percentage of directors on such committee designated by the holders of Convertible Preferred Stock shall, at all times, be at least equal to the percentage of the Board of Directors elected by the holders of Convertible Preferred Stock; provided, that, if under applicable law, such committee can only be comprised of disinterested directors, then the provisions of this clause (C) shall not apply to the holders of the Convertible Preferred Stock unless each director so designated by such holders is a disinterested director for purposes of such committee.
          (c) Class Voting. So long as any shares of the Corporation’s Convertible Preferred Stock are outstanding the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of all outstanding shares of the Corporation’s Convertible Preferred Stock, voting or consenting separately as a class without regard to series:
                    (i) create any class of stock that by its terms ranks senior to or on a parity with the Convertible Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation or increase the authorized number of shares of, or issue any additional shares of or any securities convertible into shares of, or reclassify any Junior Stock into shares of, any such class;
                    (ii) alter or change any of the provisions of the Corporation’s Articles of Incorporation (whether by merger, consolidation or other business combination with another person or by any other means) so as to adversely affect the relative rights and preferences of any outstanding Convertible Preferred Stock of the Corporation; provided, however, that neither (A) the creation, amendment or reclassification of any class of stock that following such creation, amendment or reclassification by its terms ranks junior to shares of Convertible Preferred Stock of the Corporation as to dividends and upon liquidation, dissolution or winding up, nor (B) an increase in the authorized number of shares of any such class, nor (C) any merger, consolidation or other business combination subject to the provisions of paragraph VI(e), shall give rise to any such voting right;
                    (iii) issue any additional shares of Convertible Preferred Stock.
          (d) Additional Class Voting. Unless otherwise agreed to by the holders of a majority of the outstanding shares of Convertible Preferred Stock, for so long as the Restricted Parties own a majority of the outstanding shares of Convertible Preferred Stock, the Corporation shall not, without the express written consent of the holders of a majority of the shares of Preferred Stock, take any action, requiring the approval of the “Investor” pursuant to Sections 3.2, 3.3 or 3.4 of the Shareholder Agreement. The provisions of this paragraph (d) will terminate with respect to such Sections 3.2, 3.3 or 3.4, as applicable, when the obligations of the Corporation under such Sections terminate under the Shareholder Agreement.
     VIII. Status of Acquired Shares. For purposes hereof, all shares of Convertible Preferred Stock owned, directly or indirectly, by any entity of which the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors shall be deemed not outstanding. Shares of Convertible Preferred Stock redeemed by the Corporation, received upon conversion pursuant to Section VI or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of capital stock, without designation as to series, and, subject to the other provisions hereof, may thereafter be issued, but not as shares of Convertible Preferred Stock.
     IX. Modification and Waiver. The Corporation may not, without the consent of each holder affected thereby, (a) change the stated redemption date of the Convertible Preferred Stock, (b) reduce the Stated Value or liquidation preference of, or dividend on, the Convertible Preferred Stock, (c) change the place or currency of payment of the Stated Value or liquidation preference of, or dividend on, the Convertible Preferred Stock or (d) reduce the percentage of outstanding Convertible Preferred Stock necessary to modify or amend the terms thereof or to grant waivers in respect thereto.
     X. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
     XI. Miscellaneous. (a) Transfer Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance of delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates or instruments evidencing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any entity with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the entity otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
          (b) Failure to Designate Shareholder or Payee. In the event that a holder of shares of Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Convertible Preferred Stock should be made, or the address to which the certificates or instruments evidencing such shares or such payment should be sent, the Corporation shall be entitled to register such shares and or such payment in the name of the holder of such Convertible Preferred Stock as shown on the records of the Corporation and to send the certificates or instruments evidencing such shares or such payment, to the address of such holder shown on the records of the Corporation.
          (c) Registration Rights Agreement. Reference is made to the Registration Rights Agreement, dated on or about April 15, 1999 (as the same may be amended, supplemented or modified from time to time pursuant to the terms thereof, the “Registration Rights Agreement”), among the Corporation, the Investor and National Broadcasting Company, Inc. So long as any shares of Convertible Preferred Stock constitute “Registrable Securities” as defined in the Registration Rights Agreement, each holder shall be entitled to the rights granted by the Corporation thereunder and shall be bound by the restrictions therein.
          (d) Shareholder Agreement. Reference is made to the Shareholder Agreement, dated on or about April 15, 1999 (as the same may be amended, supplemented or modified from time to time pursuant to the terms thereof, the “Shareholder Agreement”), among the Corporation, the Investor and National Broadcasting

Company, Inc. The Convertible Preferred Stock shall be subject to the terms and conditions set forth in the Shareholder Agreement, including without limitation, the voting, transfer and standstill restrictions set forth therein.
          (e) Documents on File. Copies of each of the Registration Rights Agreement and Shareholder Agreement shall be kept on file at the principal place of business of the Corporation at 6740 Shady Oak Road, Eden Prairie, MN 55344-3433.